EXHIBIT 99.1


    INSTRUCTIONS AS TO USE OF GULFPORT ENERGY CORPORATION SUBSCRIPTION RIGHTS
                                  CERTIFICATES


     The following instructions relate to a rights offering (the "Rights Offering") by Gulfport Energy Corporation, a Delaware corporation ("Gulfport"), to the holders of record (the "Recordholders") of its common stock, par value $0.01 per share (the "Common Stock"), as described in Gulfport's Prospectus dated __________, 2004 (the "Prospectus"). Recordholders of Common Stock at the close of business on __________, 2004 (the "Record Date") are receiving transferable subscription rights (the "Rights") to subscribe for and purchase shares of the Common Stock. An aggregate of approximately 10,000,000 shares of Common Stock are being offered by the Prospectus. Each Recordholder will receive one Right for each 1.0146 shares of Common Stock owned of record as of the close of business on the Record Date. The Rights will expire, if not exercised, at 5:00 p.m., Dallas time, on _________, 2004, unless extended in the sole discretion of Gulfport (as it may be extended, the "Expiration Date"). After the Expiration Date, unexercised Rights will be null and void and will have no value. Gulfport will not be obligated to honor any purported exercise of Rights received by UMB Bank, N.A. (the "Subscription Agent") after 5:00 p.m., Dallas time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. Gulfport may extend the Expiration Date by issuing a press release announcing such extension no later than 9:00 a.m., Dallas time, on the next business day after the most recently announced expiration date. The Rights will be evidenced by transferable Rights certificates (the "Subscription Rights Certificates").

     Each Right allows the holder thereof to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $_____ per share (the "Subscription Price").

     In addition, holders of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the "Over-Subscription Privilege") at the same cash price of $_____ per share for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Privilege (the "Excess Shares"), subject to availability and pro ration as described below. A holder of Rights may only exercise its Over-Subscription Privilege if the holder exercised its Basic Subscription Privilege in full and other holders of subscription Rights do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Privilege, Gulfport will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. "Pro rata" means in proportion to the number of shares of Common Stock that each holder of Rights has purchased by exercising its Basic Subscription Privileges. If there is a pro rata allocation of the remaining Excess Shares and a holder of Rights receives an allocation of a greater number of Excess Shares than the holder subscribed for under its Over-Subscription Privilege, then Gulfport will allocate to the holder only the number of Excess Shares for which the holder subscribed. Gulfport will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Privileges. See "The Rights Offering- Subscription Privileges" in the Prospectus.

     The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise or transfer of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in these instructions and the Prospectus.

     Your Subscription Rights Certificates, or Notice of Guaranteed Delivery, and Subscription Price payment, including final clearance of any checks, must be received by the Subscription Agent, on or before 5:00 p.m., Dallas time, on the Expiration Date. Once a holder of Rights has exercised the Basic Subscription Privilege or the Over-Subscription Privilege, such exercise may not be revoked. Rights not exercised prior to the Expiration Date of the Rights Offering will expire without value. Consult the Subscription Agent or your bank or broker as to any questions.


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1.   Method  Of  Subscription-Exercise  Of  Rights.

     To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, on or prior to 5:00 p.m., Dallas time, on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of shares of Common Stock being subscribed for (a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to UMB Bank, N.A., as Subscription Agent, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at UMB Bank, Kansas City, MO, ABA
#101000695, Acct #9800006823 (the "Subscription Account"). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. Payments will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

     The Subscription Rights Certificate and payment of the Subscription Price, or, if applicable, Notices of Guaranteed Delivery (as defined below) must be delivered to the Subscription Agent by one of the methods described below:

              By  Mail,  by  Hand  or  by  Overnight  Courier  to:
                UMB  Bank,  N.A.
                2401  Grand  Blvd
                Kansas  City,  Missouri  64108

                Telephone  Number  for  Confirmation:  816-860-3020

     Delivery to any address other than the one identified above does not constitute valid delivery.

     If you have any questions or require additional copies of relevant documents, please contact the Subscription Agent at the address and telephone number provided above.

     By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form of Exhibit A to these instructions (the "Notice of Guaranteed Delivery"), from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each, an "Eligible Institution"), to be received by the Subscription Agent on or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by the Subscription Rights Certificate or Subscription Rights Certificates held by you, the number of shares of Common Stock being subscribed for pursuant to your Basic Subscription Privilege and the number of shares of Common Stock, if any, being subscribed for pursuant to the Over-Subscription Privilege, and that you


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will  guarantee the delivery to the Subscription Agent of any properly completed and executed Subscription Rights Certificate or Subscription Rights Certificates evidencing such Rights within three business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Subscription Rights Certificate or Subscription Rights Certificates evidencing the Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No.: (816) 860-3029). Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, set forth above.

     Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Gulfport, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege in proportion to such owners' exercise of Rights pursuant to the Basic Subscription Privilege.

     If you exercise less than all of the Rights evidenced by your Subscription Rights Certificate by so indicating in Form 1 of your Subscription Rights Certificate, the Subscription Agent will issue to you a new Subscription Rights Certificate evidencing the unexercised Rights. A new Subscription Rights Certificate will be sent by first class mail to you if the Subscription Agent receives your properly completed Subscription Rights Certificate by 5:00 p.m, Dallas time, on __________, 2004. Unless you make arrangements with the Subscription Agent, a new Subscription Rights Certificate received by the Subscription Agent after 5:00 p.m., Dallas time, on __________, 2004 will be held for pick-up at the Subscription Agent's address provided above. After the Expiration Date no new Subscription Rights Certificates will be issued. All deliveries of Subscription Rights Certificates, whether by you, the Subscription Agent or the Company, will be at your own risk.

     If the aggregate Subscription Price paid by you is insufficient to purchase the number of shares of Common Stock subscribed for, or if no number of shares of Common Stock to be purchased is specified, then you will be deemed to have exercised the Basic Subscription Privilege to purchase Common Stock to the full extent of the payment tendered. If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of shares of Common Stock for which you have indicated an intention to subscribe (such excess being the "Subscription Excess"), then you will be deemed to have exercised the Over-Subscription Privilege to the full extent of the excess payment tendered, to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price. Any remaining amount shall be returned to you by mail, without interest or deduction, as soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected.

2.   Issuance  Of  Common  Stock.

     The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary in your Subscription Rights Certificate.

     a. Basic Subscription Privilege. As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege. See "The Rights Offering-Subscription Privileges-Basic Subscription Privilege" in the Prospectus.

     b. Over-Subscription Privilege. As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the
          Subscription Agent will mail to each Rights holder who validly exercises the Over-Subscription Privilege certificates representing the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege. See "The Rights Offering-Subscription Privileges-Over-Subscription Privilege" in the Prospectus.

     c. Excess Cash Payments. As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of




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          the  Rights  Offering  have been effected, the Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege. See "The Rights Offering-Subscription Privileges-Return of Excess Payment."

3.   Sale  Or  Transfer  Of  Rights.

     a. Sale of Rights Through a Bank or Broker. To sell all Rights evidenced by a Subscription Rights Certificate through your bank or broker, so indicate on Form 2 and deliver your properly completed and executed Subscription Rights Certificate to your bank or broker. Your Subscription Rights Certificate should be delivered to your bank or broker in ample time for it to be exercised. If Form 2 is completed without designating a transferee, the Subscription Agent may thereafter treat the bearer of the Subscription Rights Certificate as the absolute owner of all of the Rights evidenced by such Subscription Rights Certificate for all purposes, and the Subscription Agent shall not be affected by any notice to the contrary. Because your bank or broker cannot issue Subscription Rights Certificates, if you wish to sell less than all of the Rights evidenced by a Subscription Rights Certificate, either you or your bank or broker must instruct the Subscription Agent as to the action to be taken with respect to the Rights not sold, or you or your bank or broker must first have your Subscription Rights Certificate divided into Subscription Rights Certificates of appropriate denominations by following the instructions in
Section  4   of  these   instructions.   The  Subscription  Rights  Certificates
evidencing the number of Rights you intend to sell can then be transferred by your bank or broker in accordance with the instructions in this Section 3(a).

     b. Transfer of Rights to a Designated Transferee. To transfer all of your Rights to a transferee other than a bank or broker, you must complete Form 2 in its entirety, execute the Subscription Rights Certificate and have your signature guaranteed by an Eligible Institution. A Subscription Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Subscription Rights Certificate issued. In order to exercise, or otherwise take action with respect to, such a transferred Subscription Rights Certificate, the new holder should deliver the Subscription Rights Certificate, together with payment of the applicable Subscription Price (with respect to the exercise of both the Basic Subscription Privilege and the Over-Subscription Privilege) and complete separate instructions signed by the new holder, to the Subscription Agent in ample time to permit the Subscription Agent to take the desired action. Because only the Subscription Agent can issue Subscription Rights Certificates, if you wish to transfer less than all of the Rights evidenced by your Subscription Rights Certificate to a designated transferee, you must instruct the Subscription Agent as to the action to be taken with respect to the Rights not sold or transferred, or you must divide your Subscription Rights Certificate into Subscription Rights Certificates of appropriate smaller denominations by following the instructions in Section 4 below. The Subscription Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in this
Section  3(b).

     Rights holders wishing to transfer a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Rights Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Rights Certificates to be exercised or sold by the recipients thereof. Neither Gulfport nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Rights Certificates are not received in time for exercise or sale prior to the Expiration Date.

     Gulfport will pay all fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liabilities which they may incur in connection with the rights offering. All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by Gulfport or the Subscription Agent.

4.   Division  Of  Subscription Rights Certificate Into Smaller Denominations.

     To   have  a   Subscription   Rights  Certificate   divided  into   smaller
denominations, send your Subscription Rights Certificate, together with complete


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separate  instructions  (including specification of the denominations into which you wish your Rights to be divided) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Subscription Rights Certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may ask a bank or broker to effect such actions on your behalf. Your signature must be guaranteed by an Eligible Institution if any of the new Subscription Rights Certificates are to be issued in a name other than that in which the old Subscription Rights Certificate was issued. Subscription Rights Certificates may not be divided into fractional Rights, and any instruction to do so will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive such new Subscription Rights Certificates in time to enable the Rights holder to complete a sale or exercise by the Expiration Date. Neither Gulfport nor the Subscription Agent will be liable to either a transferor or transferee for any such delays.

5.   Execution.

     a.     Execution  by  Registered  Holder. The signature on the Subscription
Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

     b. Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

     c. Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment or delivery instructions.

6.   Method  Of  Delivery.

     The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., Dallas time, on the Expiration Date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

7.   Special  Provisions  Relating  To  The   Delivery  Of  Rights  Through  The
     Depository  Trust  Company.

     In the case of Rights that are held of record through the Depository Trust Company (the "Book-Entry Transfer Facility"), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of shares of Common
Stock thereby subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.